Exhibit 99.1

Matrixx Initiatives, Inc. Announces First Quarter 2005
Financial Results: EPS of $0.09, Net Sales Increased 16%

Sales of Zicam® at retail increased over 50% in the first quarter

May 4, 2005- PHOENIX — Matrixx Initiatives, Inc. (Nasdaq: MTXX), a high growth, over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better,” today announced financial results for the first quarter ended March 31, 2005. Net sales increased 16% to approximately $15.0 million compared to $12.9 million for the first quarter last year. Net income for the quarter was $896,000, or $0.09 per diluted share, versus $597,000, or $0.06 per diluted share for the first quarter of 2004. Net income and earnings per share for the first quarter of 2005 reflect an $800,000 reimbursement from our principal insurance carrier for legal expenses previously incurred by the Company in defense of product liability lawsuits. The effect of the reimbursement (net of tax) on first quarter 2005 results was an increase in net income of approximately $480,000, or a $0.05 increase in earnings per diluted share. The Company will continue to seek reimbursement from its insurance carriers but cannot anticipate the level and timing of any future reimbursements.

Carl J. Johnson, President and Chief Executive Officer of Matrixx Initiatives, said, “Results for the first quarter of 2005 demonstrate ongoing success for the Zicam brand. Retail sales of Zicam products continue to outpace the cough and cold category as a whole. For the 12 weeks ended March 20, 2005, retail sales (three-outlet syndicated scanner data; not including our customer Wal-Mart) of Zicam products increased approximately 50% while the total cough/cold category increased only 26% compared to the same period the prior year. Additionally, sales at Wal-Mart Stores experienced tremendous growth and almost doubled in the first quarter 2005 compared to 2004.”

Mr. Johnson continued, “This year’s cold season peaked towards the end of February and the incidence level of illness continued to be high through March. The late cold season is reflected in the 50% increase in retail sales during the first quarter of this year over the fourth quarter 2004. For the entire cold season, October to March, retail unit sales and factory unit shipments to accounts measured by syndicated retail audit services both increased approximately 30% versus year ago. This strong growth at retail throughout the entire season underscores the continued strengthening of the Zicam consumer franchise.

Looking forward, we are focused on continuing to build brand awareness. We will continue to support the brand aggressively through advertising to attract new users and increase trial of Zicam products. Research has shown that 70% of consumers who try Zicam intend to purchase the product again. This year is also exciting in that we will be launching a new brand, Nasal Comfort™, a truly unique product designed to help maintain the critical functions of the nasal cavity and its role in the respiratory process. We previously anticipated shipments of this product to commence in the second quarter of 2005; however, we now expect shipments to begin in the third quarter of 2005. We do not expect the shift of initial sales to the third quarter will have a material affect on our previously announced sales and earnings guidance for 2005. The Company also expects to introduce additional Zicam product extensions and several improvements to existing products later this year. This is going to be a busy year as Matrixx continues to focus on growth and invests in research and development.”

William Hemelt, Executive Vice President and Chief Financial Officer, stated, “Net sales were favorably impacted by the Company’s sales growth among all product groups (cold, allergy/sinus, and cough). Gross margin increased to 72% in the first quarter of 2005, compared to 68% in the first quarter of 2004. The increased gross margin is primarily due to the lower cost of our redesigned swab product that we introduced in 2004. Unfortunately, operating expenses were negatively impacted by a net increase in legal expense of approximately $839,000 in the first quarter of 2005 compared to the same period in 2004 (first quarter 2005 legal expense was approximately $2.1 million reduced by an $800,000 reimbursement for prior legal expenditures, resulting in net legal expense of approximately $1.3 million compared to $434,000 in the first quarter of 2004). Our balance sheet remains strong; we increased our available cash position to over $15 million, working capital increased almost $1.2 million during the quarter, and we continue to be debt free.”

First Quarter 2005 Consolidated Financial Results

	2005	2004	2004
($000s)	1st Qtr	1st Qtr	4th Qtr
Net Sales	$14,982	$12,932	$27,001
Cost of Sales	4,238	4,099	7,999

Gross Profit	10,744	8,833	19,002
Operating Expenses	8,823	7,417	15,544
Research and Development	500	470	541

Income from Operations	1,421	946	2,917
Total Other Income (expense)	61	46	6

Net Income Before Tax	1,482	992	2,923
Income Tax Expense	586	395	1,250

Net Income	$896	$597	$1,673

Net Income per Diluted Share	$0.09	$0.06	$0.17
Average Shares Outstanding (mil)	9.7	9.5	9.7

Selected Balance Sheet Information

($000s)	March 31, 2005	Dec. 31, 2004	March 31, 2004
Cash and Marketable Securities	$15,096	$12,694	$13,038
Accounts Receivable — Trade	$8,220	$12,386	$4,254
Inventory	$5,681	$7,241	$4,716
Restricted Cash	$5,000	$5,000	$0
Total Assets	$56,795	$60,134	$46,300
Current Liabilities	$10,538	$15,091	$6,610
Working Capital	$24,400	$23,205	$18,227
Total Debt	$0	$0	$0
Shareholders’ Equity	$45,341	$44,126	$39,690

There will be a teleconference Thursday, May 5, 2005 at 11:00 a.m. EDT to discuss first quarter financial results and answer questions. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, log onto http://www.matrixxinc.com and click on the first quarter 2005 teleconference icon. A replay of the teleconference will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 5708408 for 3 days following the call, and the web cast will be archived on the Company’s website, http://www.matrixxinc.com, for 30 days.

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® products in the cough and cold category; and plans to launch a new brand, Nasal Comfort for nasal health in 2005. The Company’s flagship product Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in July 2004 Matrixx began distributing six new Cough Mist™ products. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8881, bbarba@matrixxinc.com or Max Ramras at The RCG Group, max@thercggroup.com, 480-675-0400. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our belief that significant growth opportunity continues to exist; (ii) our expectation of using new advertising to attract new users to Zicam; (iii) our expectations regarding the introduction of product improvements, new products, and a new brand in 2005; and (iv) our plan to focus on growth and invest in research and development. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2005, under the heading “Risk Factors”, filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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